Exhibit 10.6

RELIANT TECHNOLOGIES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

APPROVED BY THE BOARD:  OCTOBER 12, 2007

ARTICLE I

DEFINITIONS

1.1                               “Board” will mean the Board of Directors of the Company.

1.2                               “Change in Control” means any of the following: (a) the date that any one person or persons acting as a group acquires ownership of Company stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; (b) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Company possessing fifty percent (50%) or more of the total voting power of the stock of the Company; (c) the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (d) the date that any one person or persons acting as a group acquires assets (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) from the Company that have a total gross fair market value equal to or more than eighty percent (80%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. The determination of whether an event constitutes a Change of Control for purposes of this Policy will be made in accordance with its definition under Section 409A of the Code and the regulations and other guidance thereunder, and will not involve the exercise of any discretionary authority by the Board.

1.3                               “Code” will mean the Internal Revenue Code of 1986, as amended.

1.4                               “Common Stock” will mean the common stock of the Company.

1.5                               “Company” means Reliant Technologies, Inc., a Delaware corporation.

1.6                               “Director” will mean a member of the Board who is not an employee of the Company or any of its subsidiaries. Director shall also refer to any individual who formerly served as a Director and in respect of such service was credited with, and continues to have rights pursuant to, a Stock Account hereunder.

1.7                               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8                               “Fair Market Value Per Share” will mean the Market Value Per Share, or, if there has been no Public Offering, the fair market value of the Common Stock as determined in the good faith discretion of the Board.

1.9                               “Fees” will mean amounts earned, whether in cash or shares of Common Stock, for serving as a member of the Board, including any committees of the Board, as set forth on Exhibit A hereto (as such Exhibit A is amended from time to time by the Board). Fees will not include reimbursement for expenses and will not include any other amounts earned by a Director for service with the Company or is affiliates.

1.10                        “He”, “Him”, or “His” will apply equally to male and female members of the Board.

1.11                        “Market Value Per Share” will mean, for any given day, the price per share equal to (i) the last sale price of the Common Stock on such day on the principal stock exchange on which the Common Stock may at the time be listed or, (ii) if there will have been no sales on such exchange on such day, the average of the closing bid and asked prices of the Common Stock on such exchange on such day or, (iii) if there is no such bid and asked price on such day, the average of the closing bid and asked prices of the Common Stock on the next preceding date when such bid and asked price occurred or, (iv) if the Common Stock will not be so listed, the closing sales price of the Common Stock as reported by NASDAQ on such day in the over-the-counter market.

1.12                        “Policy” will mean the Reliant Technologies, Inc. Non-Employee Director Compensation Policy, as it may be amended from time to time.

1.13                        “Public Offering” will mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder, which has been declared effective by the Securities Exchange Commission (other than a registration statement on Form S-4, Form S-8 or any other similar form).

1.14                        “Service” will have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and related guidance thereunder.

1.15                        “Specified Employee” will have the meaning set forth Section 409A(a)(2)(B)(i) of the Code.

1.16                        “Stock Account” will mean the bookkeeping account created by the Company pursuant to Article III of this Policy in accordance with an election by a Director to receive stock compensation under Article II hereof.

1.17                        “Unforeseeable Emergency” means any severe financial hardship to a Director resulting from a sudden and unexpected illness or accident of the Director or a Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the control of the Director.

1.18                        “Year” will mean a calendar year.

ARTICLE II

ELECTION TO DEFER

2.1                               This Policy will become effective on the date of the underwriting agreement between the Company and the underwriter(s) managing the Public Offering pursuant to which the Common Stock is priced for the Public Offering. No Director will be eligible to participate in the Policy prior to such date.

2.2                               From time to time, the Company shall determine the Fees to be paid to a Director for serving as a member of the Board, including any committees of the Board. These Fees will be set forth on Exhibit A hereto (as such Exhibit A is amended from time to time by the Board).

2.3                               A Director may elect, on or before December 31 of any Year, to defer payment of all or a specified part of the Fees to be earned during the Year following the Year in which such election occurs and succeeding Years (until the Director ceases to be a Director or changes his election pursuant to Section 2.5 herein), subject to any limitations imposed on the deferral of Fees from time to time as set forth on Exhibit A; provided, however, that with respect to the first Year in which a Director becomes eligible to participate in the Policy, the Director may make an initial election within thirty (30) days after the date the Director becomes so eligible to defer payment of all or a specified part of such Fees earned following the date on which such initial election is made during the remainder of such Year and for any succeeding Years.

2.4                               The election to participate in the Policy and manner of payment will be designated by submitting a letter in the form attached hereto as Appendix A (as amended from time to time by the Board) to the Secretary of the Company.

2.5                               The election will continue from Year to Year and will become irrevocable on December 31 of each Year as to the application of such election as to the immediately following Year. A Director may change or terminate his election for future Years by written request in the form attached hereto as Appendix A (as amended form time to time by the Board) delivered to the Secretary of the Company prior to December 31 of the Year preceding the commencement of the Year for which the change or termination is first effective. Any other attempt to change or terminate the election will be effective only to the extent expressly approved in writing by the Board and only to the extent such attempt is determined by the Board to comply with the provisions of Section 409A of the Code and all other applicable laws.

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

3.1                               The Company will maintain separate Stock Accounts for the Fees deferred by each Director. The Company will be under no obligation to acquire or hold any Common Stock or any other securities or specific assets by reason of the credits made to Director’s Stock Account.

3.2                               The Company will credit, on the date Fees otherwise would be issued or payable, the Stock Account of each Director with a number of shares of Common Stock which is equal to the deferred portion of any Fee due the Director as to which a proper election under the Policy has been made.

(a)                                  With respect to any Fees that would otherwise be paid in cash, the number of shares of Common Stock credited to the Director’s Stock Account will be equal to the dollar value of such cash Fees divided by the Fair Market Value Per Share determined as of the date such Fees would otherwise have been paid. Such amounts credited to the Stock Account will be fully vested and non-forfeitable at all times.

(b)                                  With respect to any Fees that would otherwise be issued in unvested and/or restricted shares of Common Stock, the shares of Common Stock credited to the Director’s Stock Account will be subject to the same vesting and other restrictions to which the foregone restricted stock grant would have been subject. If and to the extent a Director would forfeit his rights to receive the forgone restricted stock grant, the Director shall similarly forfeit, and have no further right, title or interest in or to the amounts credited to his Stock Account in respect of such forgone restricted stock.

(c)                                  The amounts credited to a Director’s Stock Account will not be reduced for any income or employment tax withholding (except to the extent required by law).

3.3                               The Company will credit the Stock Account of each Director with the number of shares of Common Stock equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in Common Stock, as such fair market value is determined in the sole discretion of the Board) payable on the number of shares of Common Stock represented in each Director’s Stock Account, divided by the Fair Market Value Per Share on the applicable dividend payment date. Dividends payable in Common Stock in respect of the number of shares of Common Stock represented in each Director’s Stock Account will be credited to each Director’s Stock Account in the form of the right to receive such Common Stock. Any dividends credited to the Stock Account in respect of unvested and forfeitable shares of Common Stock shall be subject to the same vesting and forfeiture restrictions as such original shares of Common Stock in respect of which they are being paid.

3.4                               If adjustments are made to the outstanding shares of Common Stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment will be made, on the terms provided under the 2007 Equity Incentive Plan, in the number of shares of Common Stock credited to the Director’s Stock Account in order to prevent enlargement or dilution of the Director’s rights under such Stock Account. Any shares of Common Stock or other property so credited to a Director’s Stock Account in respect of unvested and forfeitable shares of Common Stock shall be subject to the same vesting and forfeiture terms and conditions applicable to the original shares of Common Stock from which they are derived.

3.5                               All calculations made under the Policy will be computed to three decimal places. However, no fractional shares will be issued under the Policy. Any fractional share credited to a Stock Account that becomes due and payable to a Director will be paid in cash. The Stock Account of a Director will only be a bookkeeping account. Shares of Common Stock as to which a Director is entitled under this Policy will be granted and issued from, and be subject to the terms of, the Company’s 2007 Equity Incentive Plan. As a condition to participation in the Policy, the Director agrees to execute the standard form of stock award agreement (which may be in the form of a restricted stock unit award agreement) under the 2007 Equity Incentive Plan in respect of the shares of Common Stock issued under the Policy to the extent determined necessary or appropriate by the Company.

3.6                               Except to the extent set forth in the Company’s 2007 Equity Incentive Plan, the right to receive Common Stock at a later date will not entitle any person to rights of a stockholder with respect to such Common Stock, other than the rights to receive dividends as provided in Section 3.3 above, unless and until shares of Common Stock have been issued to such person pursuant to Article IV hereof.

3.7                               Each Director will receive an annual statement in such form as the Company deems desirable setting forth the balance standing to the credit of the Director’s Stock Account.

3.8                               Nothing contained herein will be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under the Policy, such right will be no greater than the right of any unsecured general creditor of the Company. The Policy will be unfunded for federal tax purposes.

ARTICLE IV

PAYMENT OF DEFERRED COMPENSATION

4.1                               Subject to the other provisions of this Article IV, amounts credited to a Director’s Stock Account will be distributed as provided in the Director’s election under the Policy in respect of such amounts. Distributions will be paid in Common Stock in a lump sum on the applicable date specified in the Director’s applicable election. It is intended that the payment of all amounts deferred by a specific Director pursuant to an election made under this Policy shall be considered a separate “payment” (as defined under Treasury Regulations Section 1.409A-2(b)(2)) from payments made in respect of other amounts deferred under this Policy by that Director pursuant to an different election made by the Director.

(a)                                  Notwithstanding the foregoing, if the Board determines that the issuance of shares credited to the Director’s Stock Account on the scheduled date of distribution pursuant to the Director’s election (the “Original Distribution Date”) cannot be completed because such distribution would violate the terms of the Company’s policy regarding insider trading (including as a result of the Director’s need to engage in a sale of those shares in order to pay applicable withholding taxes), then the shares that would otherwise be delivered on the Original Distribution Date shall not be delivered on such date and shall instead be delivered on the earliest to occur of (i) the first business day on which such delivery would not violate the terms of the Company’s policy on insider trading, (ii) December 31st of the same calendar year of the Original Distribution Date, or (iii) the 15th day of the third calendar month following the Original Distribution Date. In addition, if the Board determines that the issuance of shares credited to the Director’s Stock Account on the Original Distribution Date cannot be completed because such distribution would violate Federal securities laws or other applicable laws, then, as permitted under Treasury Regulations Section 1.409A-2(b)(7)(ii), the shares that would otherwise be delivered on the Original Distribution Date shall not be delivered on such date and shall instead be delivered on the earliest date at which the Board reasonably anticipates that the issuance of the shares will not cause such violation. For purposes of determining the application of the prior sentence, in accordance with Treasury Regulations Section 1.409A-2(b)(7)(ii) as in effect on the date hereof, if the issuance of the shares would cause inclusion of amounts in gross income or the application of any penalty provision or other provision of the Internal Revenue Code, such adverse consequences alone are not treated as a violation of applicable law.

4.2                               Each Director will have the right to designate one or more beneficiaries to succeed to his right to receive payments hereunder in the event of his death. Each designated beneficiary will receive payments in the same manner as the Director if he had lived. In case of a failure of designation or the death of all designated beneficiaries without any designated successors, the balance of the amounts credited to the Director’s Stock Account will be payable in accordance with Section 4.1 to the Director’s estate in full. No beneficiary designation will be valid unless it is in writing on the form attached hereto as Appendix B (or any successor form designated by the Company), signed by the Director (and his or her spouse to the extent required by applicable law) and filed with the Secretary of the Company.

4.3                               Upon application by a Director, the Company may direct the distribution in a lump sum of all or a portion of the vested amounts credited to a Director’s Stock Account in the event of an Unforeseeable Emergency. Any such application must set forth the circumstances constituting such Unforeseeable Emergency. Notwithstanding the foregoing, the Company may not direct the distribution of any such amounts to the extent that such Unforeseeable Emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise; (b) by liquidation of the Director’s assets, to the extent that such liquidation would itself not cause severe financial hardship; or (c) by cessation of deferrals under the Policy. Any distribution due to an Unforeseeable Emergency shall only be permitted to the extent reasonably needed to satisfy such hardship, and shall be made in the sole discretion of the Company both with respect to the determination as to whether an Unforeseeable Emergency exists and as to the amount distributable. Any distribution allowed in the event of an Unforeseeable Emergency will be paid on the tenth (10th) day following the date such distribution is approved by the Company.

ARTICLE V

ADMINISTRATION

5.1                               Except as expressly provided herein, the Company will be the administrator of the Policy and will do so at its expense. As administrator, the Company will interpret, construe and apply the Policy’s provisions in accordance with its terms. The Company will further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Policy. All determinations and interpretations made by the Company in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

5.2                               Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder will not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary; and any such benefit or payment will not be subject to alienation, sale, transfer, assignment or encumbrance.

ARTICLE VI

AMENDMENT OF PROGRAM; GOVERNING LAW; SECTION 409A.

6.1                               The Policy may be amended, suspended or terminated in whole or in part from time to time by the Board except that no amendment, suspension, or termination will adversely affect the payment of any amounts previously credited to a Director’s Stock Account without that Director’s written consent.

6.2                               The Policy will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of law. In the event any provision of this Policy is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of this Policy.

6.3                               This Policy will not be deemed to constitute a contract of employment or service between the Company and any Director. Nothing contained in this Policy shall be deemed to give any Director the right to be retained in the service of the Company or to interfere with the right of the Company or the Board to discharge any Director at any time regardless of the effect which such discharge shall have upon such individual as a Director in the Policy.

6.4                               Any controversy or claim arising out of relating to this Policy shall be settled by binding arbitration in San Francisco, California, in accordance with the Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service (“JAMS”). The parties shall seek to agree upon appointment of the arbitrator and the arbitration procedures. If the parties are unable to reach such agreement, a single arbitrator shall be appointed pursuant to the JAMS Arbitration Rules and Procedures, and the arbitrator shall determine the arbitration procedures. Any award pursuant to such arbitration shall be included in a written decision which shall state the legal and factual reasons upon which the award was based, including all the elements involved in the calculation of any award of damages. Any such award shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. The arbitrator shall interpret the Policy in accordance with the laws of Delaware. Each party shall pay its own fees and expenses incurred in any arbitration under this Policy, but the expenses of the arbitration shall be paid by the Company.

6.5                               This Policy shall be binding upon the Company and its successors and assigns.

6.6                               Notwithstanding any other provision of the Policy, this Policy is intended to comply with Section 409A of the Code and will at all times be interpreted in accordance with such intent such that amounts credited to Directors’ accounts will not be taxable to Directors until such amounts are paid to Directors in accordance with the terms of the Policy. In furtherance thereof, no payments may be accelerated under the Policy other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Policy violates Section 409A of the Code such that amounts would be taxable to a Director prior to payment or would otherwise subject a Director to a penalty tax under Section 409A of the Code, such provision will be automatically reformed or stricken to preserve the intent hereof. To the extent that the Company determines that Directors may be given greater flexibility than provided herein to modify or revoke deferral elections under the Policy in a manner consistent with Section 409A of the Code, the Board may (but will not be obligated to) amend the Policy to provide for such greater flexibility. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its affiliates will be responsible for, or required to reimburse or otherwise make any Director whole for, any tax or penalty imposed on, or losses incurred by, any Director that arises in connection with the potential or actual application of Section 409A of the Code to the Policy and the Stock Accounts hereunder.

EXHIBIT A

Reliant Technologies, Inc.
Non-Employee Director Compensation Policy, Post-Public Offering

Annual Board Compensation

1.                                       $75,000 in restricted stock granted on February 15th of each year (valued at the Fair Market Value Per Share on grant date). Shares vest quarterly on May 15th, August 15th, November 15th, and February 15th, with 100% vesting on the one (1) year anniversary of the grant date.

2.                                       $12,500 cash ($50,000 in aggregate), paid each quarter on February 15th, May 15th, August 15th, and November 15th.

If a Director joins the Board at a time other than on February 15th, each of the restricted stock and cash amounts above would be reduced on a pro rata basis, based on the portion of the 12 month period remaining prior to the next February 15th. The cash fees shall be vested upon payment.

Committee Compensation

1.                                       $25,000 in cash annually to any non-employee Chairman of the Board.

2.                                       $10,000 in cash annually to the Audit Committee Chairman.

3.                                       $5,000 in cash annually to the Chairman of any other committees, including Compensation Committee and Governance Committee.

Each committee amount shall be paid quarterly on same schedule as annual board cash compensation (as described above) and shall be in addition to other Board compensation. No meeting fees shall be paid for attendance at meetings of the Board or any standing committee. The cash fees will be vested upon payment.

Initial Director Grant

Each Director who joins the Board shall be entitled to receive a stock option with a value of $100,000 (using the then current Black-Scholes value as determined for purposes of the Company’s most recently completed quarter prior to the date of the grant), with 100% vesting on the one (1) year anniversary of the grant date.

Directors may not make a deferral election under the Policy with respect to the stock option.

APPENDIX A

[Date]

Reliant Technologies, Inc.

464 Ellis Street

Mountain View, CA 94043

Attention Corporate Secretary:

I hereby make the elections set forth below pursuant to the Reliant Technologies, Inc. Non-Employee Director Compensation Policy (the “Policy”).

No Deferral - Receipt of Cash Fees in Stock. I hereby elect to receive all of the Fees to which I may become in respect of 2007 and succeeding Years as and when they become issuable and payable. I also hereby elect to receive the following percentage of the Fees that I would otherwise receive in cash in the form of shares of Common Stock (indicate a percentage from 0% to 100%):

% of the Fees otherwise payable in cash will be paid in shares of Common Stock. The number of shares of Common Stock that I will receive will be equal to the dollar value of the cash Fees so elected divided by the Fair Market Value Per Share, determined as of the date such Fees would otherwise have been paid. Such shares of Common Stock will be fully vested and non-forfeitable and will be issued to me, pursuant to the terms of the 2007 Equity Incentive Plan, as soon as reasonably practicable on or after the applicable date on which the cash Fees would otherwise have been paid. I agree to enter into the applicable form of stock award agreement under the 2007 Equity Incentive Plan in respect of such shares.

Initial Deferral Election. I hereby elect to defer receipt of all or a portion of the Fees to which I may become entitled in respect of 2007 and succeeding Years as follows (fill in appropriate percentages):

% of the Fees otherwise payable in cash will be credited to my Stock Account as provided for in the Policy.

% of the Fees otherwise payable as restricted stock will be credited to my Stock Account as provided for in the Policy.

Timing of Distributions. I hereby elect to have my Stock Account payable on the earliest to occur of (indicate yes/no to one or more of the following, and the desired year, if applicable):

 the first business day after the thirtieth (30th) day following the date of the termination of my Service on the Board. Notwithstanding the foregoing, if I am a Specified Employee as of the date of the termination of my Service, then the payment of my Stock Account will be made on the date that is the first business day after the date that six (6) months after my termination date.

the effective date of a Change in Control.

February 15 of the year 20      (or, if February 15 of such year is not a business day, the first business day thereafter).

I understand and agree that my elections set forth herein are irrevocable and will remain in effect unless and until I change my election for Fees that become issuable and payable in succeeding years pursuant to the terms of the Policy.

Very truly yours,

[Name]

APPENDIX B

[Date]

Reliant Technologies, Inc.

464 Ellis Street

Mountain View, CA 94043

Attention Corporate Secretary:

In the event of my death prior to receipt of all or any amount of the balance of my Stock Account so accumulated, I designate                                as my beneficiary to receive the funds so accumulated, but unpaid.

[NAME]

[SPOUSE’S NAME]

Witnessed this            day of           , 20    .

[WITNESS]